*  INDICATES A PORTION OF THIS EXHIBIT THAT WAS OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.  THIS EXHIBIT INCLUDING SUCH OMITTED INFORMATION WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION ON A CONFIDENTIAL BASIS.

Network Agreement

This agreement (the “Agreement”) is made as of June 15, 2009 (the “Effective Date”) by and between NeoStem, Inc., a Delaware corporation with its principal place of business located at 420 Lexington Avenue, Suite 450, New York, New York  10170 (“NEOSTEM”), and Enhance BioMedical Holdings Limited, a China corporation with its principal place of business located at 6565 Bo Yuan Road, Shanghai 201804 PRC (“SERVICE PROVIDER”) (NEOSTEM and SERVICE PROVIDER each being individually referred to as a “Party” and collectively as the “Parties”).

WHEREAS, NEOSTEM is a leader in adult stem cell collection, processing, cryopreservation and storage services and has rights to a range of proprietary stem cell technologies to be used in therapeutic applications;

WHEREAS, SERVICE PROVIDER is knowledgeable and experienced in the Asian healthcare market and wishes to obtain from NEOSTEM the exclusive rights to provide the NEOSTEM Stem Cell Services on the terms hereinafter set forth to a network of Centers as herein described; and

WHEREAS, NEOSTEM desires to provide to SERVICE PROVIDER the exclusive rights to provide the NEOSTEM Stem Cell Services on the terms hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties agree as follows:

Section 1.	Definitions.

The following capitalized terms used in this Agreement shall, unless the context otherwise requires, have the following meaning:

1.1.
“Affiliate” means, with respect to any entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.  Affiliate includes with respect to NEOSTEM any WFOE or limited liability company of NEOSTEM relating to the conduct of the subject matter of this Agreement.

1.2.	“Business” means the NEOSTEM Stem Cell Services.

1.3.	“Center” means a facility or hospital constructed, furnished, equipped and staffed to operate and perform NEOSTEM Stem Cell Services in the Territory.

1.4.	“Client” means a person for whom NEOSTEM Stem Cell Services are provided.

1.5.	“Exclusivity Period” has the meaning set forth in Section 6.1.

1.6.
“Intellectual Property” means all know-how, trade secrets, copyrights and other intellectual property rights (excluding the Marks) that NEOSTEM owns or otherwise has the right to grant licenses under and are relevant to the delivery of NEOSTEM Stem Cell Collection Services.

1.7.
“Territory” means (i) Taiwan; (ii) Shanghai Municipality and the five provinces of Jiangsu, Zhejiang, Fujian, Anhui and Jiangxi in the People’s Republic of China (“PRC”); and (iii) up to 50 hospitals in selected parts of the PRC (subject to mutual written agreement) with which SERVICE PROVIDER has pre-existing relationships and such other territories as the parties may agree to in writing from time to time.

1.8.
“Center Agreement” means a separate agreement between SERVICE PROVIDER and a hospital, doctors office or facility with respect to enabling them to offer NEOSTEM Stem Cell Services.  SERVICE PROVIDER and or its Affiliates agree to use language in the Center Agreement that provides the Center will follow protocols and standard operating procedures for NEOSTEM Stem Cell Services and otherwise employ reasonable care in providing such services and  protect the IP, technology and know-how with respect to the delivery of NEOSTEM Stem Cell Services as well as requiring that any employee of a Center shall enter into NeoStem’s form of non-competition agreement.

1.9.	“Marks” means the “NEOSTEM” mark and name, and such other marks and names used by NEOSTEM and relating to the Business.

1.10.
“NEOSTEM Stem Cell Services” means NEOSTEM’s adult stem cell collection, processing, cryopreservation and storage services for autologous use and therapies that may be provided through the use of NEOSTEM’s proprietary technologies as identified by NeoStem from time to time.

1.11.	“Operating Entity” means each operating entity, if any, organized by SERVICE PROVIDER in connection with the provision of the NEOSTEM Stem Cell Services.

1.12.	“Stem Cell Collection” means that collection of human adult stem cells derived from peripheral blood and all related clinical procedures.

1.13.	“Stem Cells” means adult human stem cells derived from peripheral blood.

1.14.
“Center” means a facility within the Territory at which SERVICE PROVIDER desires to enable the use of NEOSTEM Stem Cell Services pursuant to this Agreement and with which SERVICE PROVIDER establishes a Center Agreement.

1.15.	“SERVICE PROVIDER” means Enhance BioMedical Holdings Limited and any Affiliate, including any Operating Entity and is sometimes referred to herein as “SERVICE PROVIDER”.

1.16.	“Gross Revenues” means total gross receipts of sales of NEOSTEM Stem Cell Services.

Section 2.	Term of Agreement; Other Agreements.

2.1 Term of Agreement.  This Agreement will commence on the Effective Date and will expire ten (10) years after the Effective Date, unless terminated earlier as provided in Section 4 hereof (the “Term”).

2.2 Renewal Terms.  Upon the expiration of the Term SERVICE PROVIDER shall be entitled at its option to renew this Agreement for a subsequent ten (10) year period; provided that (i) SERVICE PROVIDER provides written notice of its desire to renew not less than one year prior to the end of the initial term or any renewal term, (ii) at the time of renewal SERVICE PROVIDER executes NEOSTEM’s then current form of agreement, which could include, among other things, higher or additional fees, (iii) SERVICE PROVIDER has paid or otherwise satisfied all monetary obligations to NEOSTEM, and (iv) such other reasonable requirements as NEOSTEM may require.

Section 3.	Training and Establishment of Centers.

3.1 Training of SERVICE PROVIDER.  NBS shall train or arrange training for the SERVICE PROVIDER and other staff members of the SERVICE PROVIDER on the NEOSTEM Stem Cell Services and SOPs.  NEOSTEM will train the SERVICE PROVIDER at NEOSTEM’s option at a NEOSTEM facility or other location located in China or the United States.  The cost of training the SERVICE PROVIDER shall be borne by NEOSTEM.  All other expenses relating to the training, including salary, wages and benefits, meals, lodging, travel and similar expenses shall be borne by the SERVICE PROVIDER.

3.2 Training of Centers.  Training of the Centers shall be conducted by SERVICE PROVIDER but if necessary and on request of SERVICE PROVIDER subject to the availability of NEOSTEM personnel, NEOSTEM will at the cost of SERVICE PROVIDER (or Center if passed down to Center) assist in training Centers based on a fee for services.  Once the needs and fees are determined the rates set forth will be added to this Agreement as Attachment A.  Such fees shall be invoiced to SERVICE PROVIDER on a monthly basis for services provided in the prior month and shall be payable within thirty (30) days of receipt thereof.

3.3 Other Assistance.  Other assistance that NEOSTEM may provide, subject to a separate written agreement, including with respect to the fee for services, includes:

3.3.1 Set-up Assistance.  In connection with the establishment of any Center, NEOSTEM shall offer services with respect to constructing, equipping, furnishing and staffing such Center.

3.3.2 Marketing and Advertising.  NEOSTEM shall provide to SERVICE PROVIDER marketing support and medical education with respect to the delivery of the NEOSTEM Stem Cell Services.

3.3.3 Costs.  The costs of the assistance set forth in this section 3.3 shall be on a fee for services basis as shall be determined by the Parties.

3.4 SERVICE PROVIDER Responsibilities.  SERVICE PROVIDER solely shall be responsible for (i) providing appropriate office space for any Center in the Territory, (ii) all payroll, benefits and other employment-related matters with respect to the personnel participating in the NEOSTEM Stem Cell Services in the Territory, (iii) obtaining, setting up and maintaining all equipment and supplies necessary for the provision of the NEOSTEM Stem Cell Services, and (iv) obtaining any and all required licenses and permits, provided that if requested by SERVICE PROVIDER, NEOSTEM will undertake on a best efforts basis to assist SERVICE PROVIDER in the application for such licenses and permits and will assist SERVICE PROVIDER in training their centers and collecting fees owed to them of which NBS is entitled.

3.5 Audit and Survey.  NEOSTEM shall have the right to audit and survey, prior to operational commencement of the NEOSTEM Stem Cell Services, appropriate training with respect to the delivery of the NEOSTEM Stem Cell Services at the Center.

3.6 Execution of Center Agreement.  In order to protect the IP, proprietary technology and techniques and provide for standardization and quality of services, SERVICE PROVIDER shall execute a Center Agreement with each Center and agrees that it shall contain, in addition to other appropriate provisions, language ensuring compliance with the terms of this Agreement.

3.7 No Medical Advice.  SERVICE PROVIDER acknowledges that NEOSTEM is not a health care provider, licensed or otherwise.  NEOSTEM will not direct patient clinical care and treatment services or emergency patient issues.  NEOSTEM can not and will not assume responsibility for the direct medical care of any patient, which shall, at all times remain the responsibility of the treating physician.

3.8 Standard of Conduct.  SERVICE PROVIDER shall ensure the NEOSTEM Stem Cell Services are provided in compliance with:

(i)	all applicable laws, rules and regulations;

(ii)	all standards of conduct, codes of ethics and other policies and guidelines promulgated that are reasonably applicable to the delivery of the NEOSTEM Stem Cell Services;

(iii)	such operating policies and procedures as may be provided by NEOSTEM in connection with the training provided for in this Agreement; and

(iv)	with a high level of client service.

Section 4.	Termination of Agreement.

4.1 Termination.  In the event of a material breach of this Agreement by a Party, the other Party may terminate this Agreement by giving thirty (30) days prior, written notice to the breaching Party; provided, however, that this Agreement will not terminate if the breaching Party has cured the breach before the expiration of such thirty (30) day period.  This Agreement is terminable immediately without notice by a Party if the other Party: (i) voluntarily institutes insolvency, receivership or bankruptcy proceedings, (ii) is involuntarily made subject to any bankruptcy or insolvency proceeding and such proceeding is not dismissed within sixty (60) days of the filing of such proceeding; (iii) makes an assignment for the benefit of creditors, or (iv) undergoes any dissolution or cessation of business.

4.2 Effect of Termination.  Upon any termination or expiration of this Agreement:

(i)	Each Party shall pay the other Party all amounts due and payable as of the effective date of termination or expiration;

(ii)
SERVICE PROVIDER and each Center shall immediately cease all use of NEOSTEM Intellectual Property and provision of NEOSTEM Stem Cell Services and all rights granted under this Agreement shall terminate immediately; and

(iii)
SERVICE PROVIDER, at NEOSTEM’s option, will either return to NEOSTEM or provide NEOSTEM with written certification of the destruction of, all documents, computer files and other materials containing any Proprietary Information that are in the SERVICE PROVIDER or a Center’s possession or control.

4.3 Survival.  The following provisions will survive any expiration or termination of this Agreement:  “Use of Confidential Information.”; “Exclusivity.”, “Effect of Termination”.

Section 5.	Use of Confidential Information.

5.1 Proprietary Information.  SERVICE PROVIDER agrees at all times to keep confidential any and all Proprietary Information and will not, without the express prior written consent of NEOSTEM, disclose directly or indirectly any Proprietary Information to any other person or use directly or indirectly any such Proprietary Information, for the benefit of SERVICE PROVIDER, or any third party.  For the purposes of this Agreement, “Proprietary Information” includes all trade secrets, know-how, show-how, technical, operating, financial, and other business information related to NEOSTEM and its Affiliates, the Business or the customers or suppliers of NEOSTEM, whether or not reduced to writing or other medium and whether or not marked or labeled confidential, proprietary or the like, specifically including, but not limited to, information regarding procedures, methods and techniques regarding the NEOSTEM Stem Cell Services, financial and other information regarding the Business, the terms and conditions of this Agreement, marketing, sales and pricing techniques, designs, inventions, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, client and supplier information, product development and project procedures.  Proprietary Information will not include information which (i) is or becomes generally available to the public (other than as a result of a disclosure by the SERVICE PROVIDER or its representatives), or (ii) becomes available on a non-confidential basis from a source other than NEOSTEM or one of its representatives which is entitled to disclose it.  The SERVICE PROVIDER acknowledges that the “Proprietary Information” may include material, non-public information regarding the business of NEOSTEM and its parent company (a publicly-traded company) and, without limiting any of the foregoing, the SERVICE PROVIDER agrees not to use or disclose any such information in violation of any applicable securities laws and regulations.

5.2 SERVICE PROVIDER Personnel and Center Agreements.  SERVICE PROVIDER shall require all of SERVICE PROVIDER’s employees, consultants and other personnel and all Centers and their employees, consultants and other personnel, as a condition of their employment or other arrangement, to execute a written agreement prohibiting them, during the term of their employment or such other arrangement and thereafter, from communicating, divulging, or using for the benefit of any person, persons, agent, association, corporation or other entity any Proprietary Information which may be acquired as a result of their employment or other arrangement with SERVICE PROVIDER.  Each such agreement shall be in a form that has been approved by NEOSTEM in writing and shall expressly provide that NEOSTEM is a third party beneficiary thereof.

5.3 Non-Disparagement.  Neither Party will at any time disparage the business reputation of the other Party or any of the other Party’s employees, officers, directors, agents and/or clients.

Section 6.	Exclusivity.

6.1 During the Term or any Renewal Term and for a period of   *   thereafter (the “Exclusivity Period”) SERVICE PROVIDER shall not directly or indirectly, whether itself or through a subsidiary, successor or affiliate, engage in (i) providing any adult stem cell services inside or outside the Territory other than the NEOSTEM Stem Cell Services being provided within the Territory pursuant to the terms of this Agreement; or (ii) engaging in activities that are related, incidental or incremental to the NEOSTEM Stem Cell Services inside the Territory without the prior explicit written consent of NEOSTEM and the entering into of such additional agreements as may be requested by NEOSTEM in connection with the joint pursuit.  During the Term or any Renewal Term, NEOSTEM shall not (i) enable any party (including NEOSTEM) other than SERVICE PROVIDER to provide the NEOSTEM Stem Cell Services in the Territory; or (ii) provide knowledge, technology and operating procedures in relation to the NEOSTEM Stem Cell Services, directly or indirectly, to any party other than SERVICE PROVIDER in the Territory.  The Parties acknowledges that the restrictions contained in this Section 6 are reasonable and necessary to protect the legitimate proprietary interests of the Parties and that any breach by a Party of any provision hereof will result in irreparable injury to the other Party.  The Parties acknowledges that, in addition to all remedies available at law, each party will be entitled to equitable relief, including injunctive relief and an equitable accounting of all earnings, profits or other benefits arising from such breach and will be entitled to receive such other damages, direct or consequential, as may be appropriate.  NEOSTEM shall be released from its obligations contained in this Section 6 to the extent SERVICE PROVIDER fails to comply with its obligations contained in Section 7.

Section 7.	Technical Assistance Fee and Royalties.

7.1 Technical Assistance Fee.  SERVICE PROVIDER agrees to pay NEOSTEM US     *    as Service Fee as follows:

(i)	* upon the signing of this Agreement;

(ii)	* upon the commencement of the training of SERVICE PROVIDER staff by NEOSTEM pursuant to Section 3.1 hereof;

(iii)
   *     upon the satisfactory review by SERVICE PROVIDER (which review must be completed by no later than    *    ) of the necessary knowledge, technology and operating procedures (See Attachment B) in relation to the NEOSTEM Stem Cell Services to be provided by SERVICE PROVIDER in the Territory.  NEOSTEM will deliver the necessary knowledge, technology and operating procedures to SERVICE PROVIDER in order that they may provide the NEOSTEM Stem Cell Services and enable SERVICE PROVIDER and its affiliates in the methods of treatment using all of NEOSTEM technologies created and licensed to date and in the future.

7.2 Royalties.

7.2.1 SERVICE PROVIDER agrees to pay to NEOSTEM a Royalty equal to * of Gross Revenues of NEOSTEM Stem Cell Services in the Territory.  SERVICE PROVIDER agrees to pay the Royalty within 30 days of receipt of Gross Revenues, provided such Royalties will only become payable from the Gross Revenues of any NEOSTEM Stem Cell Services.

If annual Royalty paying to NEOSTEM do not reach the following minimum payment during the Term, SERVICE PROVIDER may pay NEOSTEM the difference:

(i)	* on * (“Year One”);

(ii)	* on * (“Year Two”);

(iii)	* on * (“Year Three”);

(iv)	* on * and each one year anniversary thereafter for the remainder of the Term; provided that in lieu of paying the * minimum payment SERVICE PROVIDER may terminate this Agreement.

7.2.2 SERVICE PROVIDER will be exempt from the payment of Royalties for any Royalty Period during which NEOSTEM is in breach of the provisions set forth in Section 6 of this Agreement.

7.2.3 SERVICE PROVIDER shall deliver to NEOSTEM un-audited monthly and quarterly financial statements and audited annual statements as well as such other information as may be reasonably requested.  Such reports shall be in sufficient detail to enable NEOSTEM to verify the amount of Royalties payable hereunder.

7.3 Tax.  Any tax that may be levied on such Royalty and other payments set forth in this Agreement will be borne by NEOSTEM.

7.4 Interest.  The Royalty and other payments set forth in this Agreement shall, if overdue, bear interest until payment at the quarterly rate of 5%.  This penalty would not begin until 30 days after which time  the payment was due.

7.5 Inspection.  SERVICE PROVIDER shall allow NEOSTEM or its authorized representatives to visit and inspect the properties of SERVICE PROVIDER and/or Holdco including their corporate and financial records and to discuss their business and finances with officers and other employees of SERVICE PROVIDER during normal business hours following reasonable notice and as often as may be reasonably requested.

Section 8.	Option in SERVICE PROVIDER.

SERVICE PROVIDER will grant NEOSTEM for a period of 5 years from the effective date of this Agreement the right to acquire up to a     *     fully diluted equity interest in SERVICE PROVIDER based on the fair market value of SERVICE PROVIDER as shall be determined by an independent third party designated by the parties.  SERVICE PROVIDER may not provide the NEOSTEM Stem Cell Services through any entity other than SERVICE PROVIDER.

Section 9.	Compliance with Government Regulations; Indemnification; Insurance and Liability.

9.1 Compliance with Government Regulations.  The parties agree to comply with all applicable regulations and safety standards of government agencies, including without limitation the Chinese Ministry of Health.

9.2 Indemnification.  SERVICE PROVIDER shall defend, indemnify and hold harmless NEOSTEM, and its trustees, officers, employees and agents and their respective successors, heirs and assigns (“Indemnitees”), against any and all liability, claims, demands, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) resulting from, or alleged to have resulted from, or in connection with SERVICE PROVIDER’s providing the NEOSTEM Stem Cell Services or that may be incurred by or imposed upon the Indemnitees, or any of them, in connection with any Third Party claim, suit, demand, action or judgment arising from this Agreement.

9.3 Insurance.  SERVICE PROVIDER shall procure and maintain in full force and effect during the Term, at SERVICE PROVIDER’s expense, an insurance policy or policies protecting SERVICE PROVIDER and NEOSTEM and their officers, directors, agents and employees, against any loss, liability or expense whatsoever relating to the conduct provision of NEOSTEM Stem Cell Services.

Section 10.	Liability.

10.1 Liability Exclusion.  EXCEPT IN CONNECTION WITH CLAIMS ARISING FROM THE UNAUTHORIZED USE OR DISCLOSURE OF PROPRIETARY INFORMATION OR THE GROSS NEGLIGENCE. FRAUD OR WILLFUL MISCONDUCT OF A PARTY, NO PARTY WILL BE LIABLE TO THE OTHER PARTY (NOR TO ANY PERSON CLAIMING RIGHTS DERIVED FROM SUCH OTHER PARTY’S RIGHTS) FOR CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND (INCLUDING WITHOUT LIMITATION LOST REVENUES OR PROFITS OR LOSS OF BUSINESS) WITH RESPECT TO ANY CLAIMS BASED ON CONTRACT, TORT OR OTHERWISE (INCLUDING NEGLIGENCE AND STRICT LIABILITY) ARISING OUT OF THIS AGREEMENT, REGARDLESS OF WHETHER THE PARTY LIABLE OR ALLEGEDLY LIABLE WAS ADVISED, HAD OTHER REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY THEREOF.  For the purposes of clarity, the exclusion set forth in this Section 10.1 shall not be construed to limit SERVICE PROVIDER’s indemnity obligations under Section 9.

10.2 Limitation of Damages.  EXCEPT IN CONNECTION WITH (I) CLAIMS ARISING FROM THE UNAUTHORIZED USE OR DISCLOSURE OF PROPRIETARY INFORMATION OR THE GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT OF A PARTY AND (II) SERVICE PROVIDER’S INDEMNITY OBLIGATIONS UNDER SECTION 9, EACH PARTY’S MAXIMUM LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY SERVICES PROVIDED HEREUNDER, REGARDLESS OF THE CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, BREACH OF WARRANTY OR OTHERWISE), WILL NOT EXCEED ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00), PLUS ANY FEES PAYABLE BUT UNPAID BY SUCH PARTY.

Section 11.	Miscellaneous Provisions.

11.1 Separate Entities.  The Parties acknowledge that they are separate legal persons and are not joint venturers, joint employers or agents of each other in any sense whatsoever.  Nothing contained herein will be construed to mean that the Parties are joint venturers, joint employers or agents of each other or to create a membership association or organization.  No Party has the right to bind or make commitments for the other Parties.  No Party will be liable for any obligations or duties of the other Parties.

11.2 Publicity.  SERVICE PROVIDER will not refer to NEOSTEM, or use NEOSTEM’s logo or trademarks, in any press releases, marketing materials or other internal or external written communication without NEOSTEM’s prior, written approval, which approval may be granted or withheld in NEOSTEM’s sole and absolute discretion.

11.3 Law Governing; Jurisdiction.  This Agreement and any and all matters arising directly or indirectly herefrom will be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict of law principles thereof.

11.4 Entire Agreement.  This Agreement (including the Schedule hereto) contains, and is intended to be, a complete statement of all the terms of the arrangements between or among the Parties with respect to the matters set forth herein, and supersedes any previous agreements, understandings and discussions between the Parties with respect to those matters.  There are no promises, representations, warranties, covenants or undertakings other than those set forth herein.

11.5 No Waiver; Modification.  No course of dealing and no delay on the part of any Party in exercising any right, power or remedy conferred by this Agreement will operate as a waiver thereof or otherwise prejudice such Party’s rights, powers and remedies conferred by this Agreement or will preclude any other or further exercise of any other right, power and remedy.  No term or provision of this Agreement may be amended, altered, modified, rescinded, supplemented, or terminated except by a writing signed by the Party against whom enforcement is sought.

11.6 Notices.  All notices and other communications required or permitted to be given pursuant to this Agreement will be in writing signed by the sender, and will be deemed duly given (i) on the date delivered if personally delivered, or (ii) on the third business day after being sent by Federal Express or another recognized overnight mail service which utilizes a written form of receipt for third business day delivery in the PRC, in each case addressed to the applicable party at the address set forth below; provided that a Party may change its address for receiving notice by the proper giving of notice hereunder:

If to NEOSTEM:

NeoStem, Inc.
420 Lexington Avenue
Suite 450
NY, NY 10170
Attention:  General Counsel

If to the SERVICE PROVIDER:

6565 Bo Yuan Road
Shanghai 201804 PRC
Attention:  _______________

11.7 Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.  To the fullest extent permitted by applicable law, the Parties hereby waive any provision of law which renders any provisions hereof prohibited or unenforceable in any respect.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction will be enforced to the maximum extent permitted by applicable law.

11.8 Headings; Counterparts.  The Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and will not in any way affect the meaning or interpretation of this Agreement.  This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument.  This Agreement may also be executed via facsimile, which will be deemed an original.

11.9 Assignment.  This Agreement may not be assigned by either Party without first obtaining the written consent of the other Party, which consent shall not be unreasonably withheld.  Any purported assignment without the written consent of the other Party shall be null and of no effect.  Notwithstanding the foregoing, NEOSTEM may assign this Agreement without the consent of SERVICE PROVIDER to a (i) an Affiliate, or (ii) the purchaser of all or substantially all of NEOSTEM’s assets or business (or that portion thereof to which this Agreement relates), or (iii) the surviving entity in a merger or other business consolidation.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed, under seal, by their duly authorized representatives as of the day and year first above written.

NeoStem, Inc.	SERVICE PROVIDER

Signature	Signature

Name of signer	Name of signer

Title	Title